EXHIBIT A 10.97.3

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
MANAGEMENT INCENTIVE PLAN

Effective as of January 1, 2007

Execution Copy
February, 2007

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
MANAGEMENT INCENTIVE PLAN

Effective as of January 1, 2007

TABLE OF CONTENTS

ARTICLE I	INTRODUCTION AND PURPOSE		Page
	1.1	Purpose of the Plan	1
ARTICLE II	DEFINITIONS
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17

"Annual Incentive Award"
"Award Payment Date"
"Base Salary"
"Board" or "Board of Directors"
"Change in Control"
"Code"
"Committee"
"Company"
"Effective Date"
"Eligible Employees"
"For Cause"
"Participant"
"Performance Goals"
"Performance Period"
"Permanent and Total Disability"
"Plan"

"Target Potential"

2 2 2 2 2 2 2 2 2 3 3 3 3 3 3 3 3
ARTICLE III	PARTICIPATION
	3.1	Participation	4
ARTICLE IV	PERFORMANCE GOALS AND AWARD OPPORTUNITIES
	4.1 4.2 4.3 4.4 4.5	Performance Goals Performance Levels Participant Goals Target Potential Amount of Award	5 6 6 6 6
ARTICLE V	DETERMINATION AND PAYMENT OF ANNUAL INCENTIVE AWARDS
	5.1 5.2 5.3 5.4 5.5	Timing and Determination of Annual Incentive Awards Short Performance Year Termination, Death, Retirement or Permanent and Total Disability Change in Control Limitation on Right to Payment of Award	8 8 9 9 9
ARTICLE VI	ADMINISTRATION
	6.1 6.2 6.3	Committee Authority of the Committee Costs	10 10 10
ARTICLE VII	MISCELLANEOUS
7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9 7.10 7.11 7.12 7.13 7.14

Amendment
Termination
Employment Rights
Nonalienation of Benefits
No Funding
Tax Withholding
Controlling Laws
Gender and Number
Action by the Company
Mistake of Fact
Severability
Effect of Headings
No Liability
Successors

11 11 11 12 12 12 12 12 12 12 13 13 13 13
ARTICLE I INTRODUCTION AND PURPOSE
1.1

Purpose of the Plan. The Central Vermont Public Service Corporation Management Incentive Plan (the "Plan") is an incentive compensation program for eligible officers of Central Vermont Public Service Corporation (the "Company"). The purpose of the Plan is to focus the efforts of the Executive Team on achieving challenging and demanding annual performance objectives. The Plan is designed and intended to further the attainment of the customer service, financial, process improvement and employee related objectives of the Company, to assist the Company in attracting and retaining highly qualified executives, and to enhance the mutual interest of customers, shareholders and eligible officers of the Company. In addition, this Plan supports the Company's performance oriented culture.

ARTICLE II DEFINITIONS
2.1	"Annual Incentive Award" shall mean a cash incentive payable to a Participant under the terms of this Plan.
2.2 2.3

"Award Payment Date" shall mean, for each Performance Period, the date that the amount of the Annual Incentive Award for that Performance Period shall be paid to the Participant under Article 5 of the Plan.

"Base Salary" shall mean a Participant's annualized salary for the Performance Period for which the amount of an Annual Incentive Award is being determined

2.4	"Board" or "Board of Directors" shall mean the Board of Directors of the Company.
2.5	"Change in Control" shall have the same meaning as the term defined in the Change of Control Agreement approved by the Employer's Board of Directors on April 3, 2000.
2.6

"Code" shall mean the Internal Revenue Code of 1986, as amended, and references to particular provisions of the Code shall include any amendments thereto or successor provisions and any rules and regulations promulgated thereunder.

2.7	"Committee" shall mean the Compensation Committee of the Board of Directors of the Company or any other duly established committee or subcommittee appointed by the Board for purposes of this Plan.
2.8	"Company" shall mean Central Vermont Public Service Corporation, a Vermont corporation.
2.9	"Effective Date" shall mean January 1, 2007. The Plan shall be effective for the Performance Period beginning on January 1, 2007.
2.10	"Eligible Employee" shall mean the Chief Executive Officer (CEO) of Central Vermont Public Service Corporation and other executive officers of the Company.
2.11

"For Cause" shall mean, but is not limited to, fraud, dishonesty, theft of corporate assets, gross misconduct, failure to substantially perform assigned duties, material breach of any agreement with the Company, the commission of a crime or act which involves dishonesty or moral turpitude, or willful misconduct which subjects the Company to potential liability.

2.12	"Participant" for a Performance Period shall mean each Eligible Employee who is an Eligible Employee for that Performance Period.
2.13

"Performance Goals" shall mean the measures of the Company's performance as defined in Section 4.1 of this Plan that must be met for any Participant to receive any Annual Incentive Award under this Plan, as provided in Section 4.1.

2.14	"Performance Period" shall mean the taxable year of the Company or any other period designated by the Committee with respect to which an Annual Incentive Award may be granted.
2.15	"Permanent and Total Disability" shall mean any disability that would qualify as permanent and total disability under any long term disability policy sponsored by the Company.
2.16	Plan shall mean this Central Vermont Public Service Corporation Management Incentive Plan, as it may be amended from time to time.
2.17	Target Potential shall mean the targeted percentage of Base Salary for each Participant.
ARTICLE III PARTICIPATION
3.1

Participation. An Eligible Employee will become a Participant in this Plan as of the later of the Effective Date, the Eligible Employee's date of hire or the date the individual becomes an Eligible Employee.

An Eligible Employee who is a Participant for the entire length of a Performance Period shall be eligible for consideration for an Annual Incentive Award with respect to that Performance Period.

The Committee may provide a prorated Annual Incentive Award for an Eligible Employee who becomes a Participant during the Performance Period.

ARTICLE IV PERFORMANCE GOALS AND AWARD OPPORTUNITIES
4.1	Performance Goals. The measures of Performance Goals are established as follows:
a.

Company Balanced Business Performance. Measures the overall company performance, through a balanced set of measures established annually, including customer satisfaction, financial performance, process improvement and employee measures.

b.

Individual Performance. Based on advice and recommendation from the Chief Executive Officer (CEO) for those reporting to him, the Compensation Committee and Board evaluate each Participant's individual performance compared to performance objectives set early in the year. The Chairman of the Board and Committee evaluate the CEO's performance versus his performance objectives. This individual performance measure is at the full discretion of the Board.

Company and Individual Performance Goals will be established in writing for each Performance Period by no later than the first quarter of the Performance Period. The Company Balanced Business Performance is weighted 80%, and Individual Performance has a 20% weight..

4.2

Performance Levels. Company measures described in Section 4.1 will be established for three performance levels: threshold, target and maximum. These levels are set based on the following probabilities: 90% probability of achieving the threshold level; 50% probability of achieving target level; and 10% probability of achieving the maximum level.

4.3

Participant Goals. Participants will have a combination of Company Balanced Business Performance and Individual Performance measured goals used in determining any Annual Incentive Award as described in 4.1 above.

4.4

Target Potential. For each time period, the Committee and Board set the target potential measured as a percentage of Base Salary for each eligible employee. The target level of incentive award for the Plan is as follows:

  50% of Base Salary for the Company's CEO;
  30% of Base Salary for the Company's Senior Vice Presidents;
  25% of Base Salary for the Company's Vice Presidents, and
  20% of Base Salary for the Company's Assistant Vice Presidents.

The maximum payout is capped at two times target potential

4.5

Amount of Award. Following the completion of the Performance Period, the Committee shall undertake or direct a calculation of actual performance for each of the Company and individual measures for such performance year, based on criteria used in the measures. The actual award opportunity for each Participant will be determined as follows:

a.

For each measure in the scorecard for the Company Balanced Business Performance threshold, target and maximum performance levels are defined. Actual performance is determined and linear interpolation is used between three points where achieving the threshold level of performance results in no payout; the target level of performance results in 100% of the target payout and achieving the maximum level of performance results in a 200% of the target payout. The individual performance rating between one and five is translated where three is the threshold, four is target and five is the maximum.

b.

A weighted-average of the target incentive multiplier for each component of the Company Balanced Business Performance measure will be determined. A weighted-average rating for each component of the Individual Performance measure will also be determined.

A weighted average of the target incentive multiplier for the Company and individual performance measures will be determined, based on the weightings described in Section 4.1 for Eligible Employees.

c.

The final target incentive multiplier will be multiplied by the Participant's Target potential to determine the Annual Incentive Award percentage. Unless the average of the financial measures of the Company Balanced Business Performance meet at least 50% between the threshold and target, the final incentive multiplier cannot exceed 100% of the target incentive multiplier overall.

d.

The Annual Incentive Award percentage will then be multiplied by the Participant's Base Salary as of at the end of the prior year to determine the Participant's Annual Incentive Award, prior to any further reductions as described in this Plan, including Sections 5.2, 5.3, 5.4, 5.5 and 6.2.

ARTICLE V DETERMINATION AND PAYMENT OF ANNUAL INCENTIVE AWARDS
5.1

Timing and Determination of Annual Incentive Awards. Following the completion of a Performance Period, the Committee shall undertake or direct an evaluation of performance results as compared to the appropriate performance criteria established for the Performance Period as determined in Article IV. The Committee will report to the Board with respect to achievement of previously approved Company and individual performance targets for that Performance Period, and will submit to the Board its recommendations as to the appropriate award payment levels for each eligible participant.

Recommendations of the Committee, with such modifications as may be made by the Board, will be binding on all Participants.

No Annual Incentive Award may be paid without the prior approval of the Committee.

Any Annual Incentive Awards will be paid on the Award Payment Date, which shall be as soon as practicable following the end of the Performance Period to which they relate.

5.2

Short Performance Year. In the event that a determination of an Annual Incentive Award must be made for a Performance Period of less than 12 months, and the year of termination of employment, the determination shall be made in accordance with the provisions of this Plan, except that:

a.

In the year of hire, if hired after the first date a Performance Period begins, or year of termination, retirement, death, or Permanent and Total Disability, the amount otherwise determined under the Plan shall be prorated to reflect the period of time during which the Participant was a Participant in the Plan compared to the total period of time of the Performance Period.

	b.	In the year of a Change-in-Control, the Company will be assumed to have achieved a target performance level prorated by time.
5.3

Termination, Death, Retirement or Permanent and Total Disability. In the event of the termination, death, retirement, or Permanent and Total Disability of a Participant during a Performance Period, such Participant may, only in the discretion of the Committee, be eligible for a prorated Annual Incentive Award with respect to that Performance Period to the extent the Committee deems appropriate.

5.4

Change-in-Control (CIC). Notwithstanding any of the Plan provisions to the contrary, if a CIC, as defined in the Company's CIC Agreement as approved by the Board for each executive, occurs during a Performance Period, each Participant will, effective as of the date of the CIC, become fully vested in his right to receive an Annual Incentive Award at target prorated by time if the performance period is not complete, based on the Plan's provisions for such Performance Period in which the CIC occurs.

5.5

Limitation on Right to Payment of Award. Notwithstanding any other Plan provision to the contrary, no Participant shall have a right to receive payment of an Annual Incentive Award under the Plan if, subsequent to the commencement of the Performance Period and prior to the date any award would otherwise be payable, is terminated For Cause.

ARTICLE VI ADMINISTRATION
6.1	Committee. The Plan shall be operated and administered by the Committee.
6.2

Authority of the Committee. The Committee shall have full power except as limited by it's Charter, the bylaws of the Company or any restrictions or directions imposed by the Board and subject to the provisions herein, to determine the Performance Goals during each Performance Period, to determine the terms, conditions and amounts of Annual Incentive Awards in a manner consistent with the Plan, and to establish, amend or waive rules and regulations as it deems appropriate for the Plan's administration in a manner consistent with the terms of this Plan. Further, the Committee shall make all other determinations that may be necessary or advisable for the administration of the Plan. The Committee's determinations and interpretations with respect to this Plan shall be binding on all parties. While the Committee may appoint individuals to act on its behalf in the administration of this Plan, the Committee will have the sole, final and conclusive authority to administer, construe and interpret this Plan.

The Committee may, for reasons it deems appropriate, in its discretion, determine to delay, disapprove, reduce or eliminate any Participant's Annual Incentive Award as it deems warranted by extraordinary circumstances.

6.3	Costs. The Company shall pay all costs of administration of the Plan.
ARTICLE VII MISCELLANEOUS
7.1

Amendment. The Committee or the Board may at any time alter or amend any provision of the Plan, provided that no such amendment that would require the consent of the stockholders of the Company pursuant to the Code, or any other applicable law, rule or regulation, shall be effective without such consent. No such amendment which adversely affects in any material way a Participant's rights to, or interest in, an Annual Incentive Award earned through the end of the Performance Period in which such amendment is adopted or becomes effective unless the Participant shall have agreed thereto in writing, unless such amendment is required by applicable law.

7.2

Termination. The Board may suspend or terminate this Plan at any time, and in the case of such termination, the following provisions of this Section shall apply notwithstanding any other provisions of the Plan to the contrary. In no event shall the suspension or termination of the Plan adversely affect the rights of any Participant to an Annual Incentive Award earned through the end of the Performance Period in which such suspension or termination is adopted or becomes effective, unless the Participant shall have agreed thereto in writing.

7.3

Employment Rights. The Plan does not constitute a contract of employment and participation in this Plan will not give an Eligible Employee the right to be rehired or retained in the employ of the Company, nor will participation in this Plan give any Eligible Employee any right or claim to any benefit under this Plan, unless such right or claim has specifically accrued under the terms of this Plan. This Plan is not a contract between the Company and its Eligible Employees or Participants. No Participant or other person shall have any claim or right to be granted an Annual Incentive Award under this Plan until such Annual Incentive Award is actually granted. Neither the establishment of this Plan, nor any action taken hereunder, shall be construed as giving any Participant any right to be retained in the employ of the Company. Nothing contained in this Plan shall limit the ability of the Company to make payments or awards to Participants under any other plan, agreement or arrangement. To the extent any provision of this Plan conflicts with any provision of a written agreement between an Employee and the Company, the provisions of the employment agreement shall control.

7.4

Nonalienation of Benefits. A Participant's right and interest under the Plan may not be assigned or transferred and any attempted assignment or transfer shall be null and void and shall extinguish, in the Company's sole discretion, the Company's obligation under the plan to pay Annual Incentive Awards with respect to the Participant.

7.5	No Funding. The Plan shall be unfunded. The Company shall not be required to establish any special segregation of assets to assure payment of Annual Incentive Awards.
7.6	Tax Withholding. The Company shall have the right to deduct from Annual Incentive Awards paid any taxes or other amounts required by law to be withheld.
7.7

Controlling Laws. All questions pertaining to the construction, regulation, validity and effect of the provisions of the plan shall be determined in accordance with the laws of the State of Vermont, except to the extent superseded by laws of the United States.

7.8	Gender and Number. Where the context admits, words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.
7.9

Action by the Company. Any action required of or permitted by the Company under this Plan shall be by written resolution of the Board or by a person or persons authorized by written resolution of the Board.

7.10	Mistake of Fact. Any mistake of fact or misstatement of fact shall be corrected when it becomes known and proper adjustment made by reason thereof.
7.11

Severability. In the event any provision of this Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and endorsed as if such illegal or invalid provision had never been contained in this Plan.

7.12

Effect of Headings. The descriptive headings of the Articles and Sections of this Plan are inserted for convenience of reference and identification only and do not constitute a part of this Plan for purposes of interpretation.

7.13

No Liability. No member of the Board or the Committee or any officer or employee of the Company or an affiliate shall be personally liable for any action, omission or determination made in good faith in connection with this Plan. The Company shall indemnify and hold harmless the members of the Committee, the Board and the officers and employees of the Company and any affiliates, and each of them, from and against any and all loss which results from liability to which any of them may be subjected by reason of any act or conduct (except willful misconduct or gross negligence) in their official capacities in connection with the administration of this Plan, including all expenses reasonably incurred in their defense, in case the Company fails to provide such defense. By participating in this Plan, each Eligible Employee agrees to release and hold harmless each of the Company and any affiliates (and their respective directors, officers and employees), the Board and the Committee, from and against any tax or other liability, including without limitation, interest and penalties, incurred by the Eligible Employee in connection with his participation in the plan.

7.14

Successors. All obligations of the Company under the plan with respect to Annual Incentive Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is a result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business and/or assets of the Company.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officer as of the 7th day of March , 2007.
CENTRAL VERMONT PUBLIC SERVICE CORPORATION By: /s/ Joan Gamble Title: VP, Strategic Change & Business Services
Attest: By: /s/ Mary C. Marzec Mary Marzec (Corporate Seal)